UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2015

VITACIG, INC.

(Exact name of registrant as specified in charter)

Nevada	333-195397	46-4597341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

433 North Camden Drive, 6th Floor, Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

310-402-6937

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

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As used in this report, the terms "we", “us", “our", the “Company" refer to VitaCig, Inc., a Nevada corporation.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On April 7, 2015, Alfred Santos resigned as Chief Financial Officer of the Company while retaining the positions of President, Chief Executive Officer, Principal Executive Officer, Secretary, and as a member of the Board of Directors. Mr. Santos’ resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On April 7, 2015, simultaneous with Mr. Santos’ resignation, the Board of Directors appointed Charles Mathews as Chief Financial Officer (Principal Accounting Officer) to serve at pleasure of the Board of Directors. There are no arrangements or understandings between Mr. Mathews and any other person pursuant to which he was selected as an officer. There are no family relationship between Mr. Mathews and any of our officers or directors.

Charles Mathews’ biography is as follows:

Mr. Mathews has over 25 years of executive financial management experience with both public and private companies. Since 2000, Mr. Mathews has been the Managing Partner of Mathews & Mann, LLC, an accounting and business consulting firm in Phoenix, Arizona. Mr. Mathews is currently the Chief Financial Officer of Café Serendipity Holdings, Inc., a publically traded company providing upscale turnkey retail store solutions. Mr. Mathews has recently held executive financial management positions for a number of public companies in the oil and gas sector. From October 2010 to April 2011, Mr. Mathews was Chief Financial Officer for Global Entertainment Corporation, a publicly traded integrated event and entertainment company that is engaged, through its wholly owned subsidiaries, in sports management, multipurpose events center development, facility and venue management and marketing, and venue ticketing. From December 2007 to March 2009, Mr. Mathews was Chief Financial Officer of Education 2020, a virtual education company focused on students in grades 6-12. From March 2004 to November 2007, Mr. Mathews was Executive Vice President and Chief Financial Officer of Quepasa Corporation, a publicly traded leading Hispanic internet portal. On April 7, 2015, Mr. Mathews was appointed as chief Financial Officer of mCig, Inc., a controlling shareholder of the Company. Mr. Mathews, a Certified Public Accountant, earned his B.A. in Business Administration from Alaska Pacific University and an M.B.A. from Arizona State University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITACIG, INC.

Date: April 10, 2015	By:	/s/ Alfred Santos
Alfred Santos, President

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